Exhibit (a)(5)(C)

Media Contact Tim Gallen Tim@Gallen.com or Andrew Neilly Andrew@Gallen.com 925 930-9848

Chambers Street Announces Final Results of its Modified Dutch Auction Tender Offer

PRINCETON, N.J. – June 26, 2013 – Chambers Street Properties (NYSE: CSG) (“Chambers Street” or the “Company”) announced today the final results of its modified “Dutch Auction” tender offer for the purchase of up to $125 million in value of its Common Shares of Beneficial Ownership, par value $0.01 per share (the “Common Shares”) from its shareholders, which expired at 5:00 p.m., New York City time, on June 19, 2013. Wells Fargo Securities, LLC and Citigroup Global Markets Inc. acted as the dealer managers for the tender offer.

Pursuant to the tender offer, the Company has accepted for purchase 12,376,237 Common Shares at a purchase price of $10.10 per share, for an aggregate cost of approximately $125,000,000, excluding fees and expenses relating to the tender offer. The 12,376,237 Common Shares accepted for purchase in the tender offer represent approximately 4.97% of Chambers Street’s issued and outstanding Common Shares as of June 19, 2013.

Based on the final count by Computershare Trust Company, N.A., the paying agent and depositary for the tender offer, a total of 75,434,576 Common Shares were properly tendered and not properly withdrawn at or below the final purchase price of $10.10 per share. The 75,434,576 Common Shares properly tendered and not properly withdrawn at or below the final purchase price of $10.10 per share represent approximately 30.30% of the Company’s issued and outstanding Common Shares as of June 19, 2013.

Due to the oversubscription of the tender offer, based on the final count described above, Chambers Street will accept for purchase on a pro rata basis approximately 16.19% of the Common Shares properly tendered and not properly withdrawn at or below the purchase price of $10.10 per Common Share by each tendering stockholder (other than “odd lot” holders, whose Common Shares will be purchased on a priority basis).

Payment for the Common Shares accepted for purchase under the tender offer, and return of all other Common Shares tendered and not purchased, will occur promptly, in accordance with applicable law.

Upon settlement of the tender offer, Chambers Street will have approximately 236,573,214 Common Shares outstanding.

Investor questions concerning the tender offer may be directed to the dealer managers for the tender offer, Wells Fargo Securities, LLC, at (877) 450-7515 and Citigroup Global Markets Inc., at (877) 531-8365 (institutional stockholders) or the paying agent and depositary, Computershare Trust Company, N.A., at (877) 373-6374 (toll free).

Important Notice

This Press Release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

About Chambers Street Properties (NYSE: CSG)

Chambers Street headquartered in Princeton, New Jersey is a self-administered and internally managed REIT, led by an experienced management team that is focused on acquiring, owning and operating high-quality industrial (primarily warehouse, distribution and logistics) and office properties. The Company’s primary objective is to maximize shareholder value through stable cash flow and long-term asset appreciation. In pursuing this objective, Chambers Street targets growth through acquisitions and selective built-to-suit development in markets that complement its existing portfolio, actively manages its balance sheet to maintain flexibility with conservative leverage, and seeks internal growth through proactive asset management, leasing and property management oversight.

Since Chambers Street’s formation in 2004, the Company has acquired and developed a high-quality industrial and office portfolio comprised primarily of single tenant net lease properties with an aggregate purchase price of approximately $3.2 billion. As of March 31, 2013, Chambers Street owned or had a majority interest in 129 properties located across 22 U.S. states, Germany, and the United Kingdom encompassing approximately 34.1 million rentable square feet. As of March 31, 2013, Chambers Street’s portfolio had a weighted average age of approximately 10 years and was 97% leased with approximately 82% of its rentable square footage leased to single tenants on a triple net basis.

For more information, please visit: www.ChambersStreet.com

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Forward-Looking Statements

This Press Release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as the price at which our common shares may trade on the New York Stock Exchange, which may be higher or lower than the purchase price in the tender offer; the price and time at which we may make additional repurchases of common shares following completion of the tender offer; the number of common shares acquired in such repurchases and the terms, timing, costs, and interest rate on any indebtedness incurred to fund such repurchases; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and other documents of the Company on file with or furnished to the SEC. Any forward looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements.